On December 11, 2013, the Board approved an Agreement and Plan of Reorganization of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund.  Each of the Funds identified below is a successor to a series of Hennessy Mutual Funds, Inc., a Maryland corporation ("HMFI"), Hennessy SPARX Funds Trust, a Massachusetts business trust ("HSFT"), or The Hennessy Funds, Inc., a Maryland corporation ("HFI"), pursuant to a reorganization that took place after the close of business on February 28, 2014 (each, a "Predecessor Fund" and, collectively, the "Predecessor Funds"):
* The Hennessy Cornerstone Growth Fund, a series of Hennessy Funds Trust ("HFT"), is the successor to the Hennessy Cornerstone Growth Fund, a series of HMFI;
* The Hennessy Cornerstone Mid Cap 30 Fund, a series of HFT, is the successor to the Hennessy Cornerstone Mid Cap 30 Fund, a series of HMFI;
* The Hennessy Cornerstone Value Fund, a series of HFT, is the successor to the Hennessy Cornerstone Value Fund, a series of HMFI;
* The Hennessy Total Return Fund, a series of HFT, is the successor to the Hennessy Total Return Fund, a series of HFI;
* The Hennessy Balanced Fund, a series of HFT, is the successor to the Hennessy Balanced Fund, a series of HFI;
* The Hennessy Japan Fund, a series of HFT, is the successor to the Hennessy Japan Fund, a series of HSFT; and
* The Hennessy Japan Small Cap Fund, a series of HFT, is the successor to the Hennessy Japan Small Cap Fund, a series of HSFT.
Prior to February 28, 2014, each of the series of HFT identified above had no investment operations. As a result of the reorganization, holders of the Investor Class shares of the Predecessor Funds received Investor Class shares of the series of HFT identified above and holders of the Institutional Class shares of the Predecessor Funds received Institutional Class shares of the series of HFT identified above (each series of HFT identified above is the accounting and performance information successor of the corresponding Predecessor Fund).